Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of the 15th day of November, 2012, to be effective on the Effective Date set forth in Section 9(g), below, by and between Recovery Energy, Inc. (“Recovery” or the “Company”) and Roger A. Parker (“Parker”). As used herein, “Parties” means, collectively, Recovery and Parker, and “Party” means either Recovery or Parker.

RECITALS

                WHEREAS, Recovery and Parker are parties to that certain Fourteenth Amended and Restated Employment Agreement dated November 8, 2012 (the “Employment Agreement”);

                WHEREAS, Recovery and Parker agree that, on November 15, 2012 (the “Retirement Date”), Parker voluntarily retired and therefore resigned from his positions as director, officer and employee of Recovery and any of its subsidiaries, including his positions of Chairman and CEO of Recovery;

WHEREAS, as a result of such voluntary resignation, Parker has no contractual right to severance pay under the Employment Agreement or to accelerated vesting of the 1,350,000 shares of restricted stock referred to under the Employment Agreement as the Second Grant (the “Restricted Stock”); and

                WHEREAS, in exchange for the consideration provided herein, Parker has agreed to (a) release all claims that Parker may have against the Company, including all his remaining rights (if any) in, to and under the Employment Agreement, all bonuses relating to past and pending transactions benefiting Recovery (except as expressly provided below) and any other interests or claims he might have against the Company arising from his efforts as Chairman and/or CEO, (b) be available to the Company on the terms described herein to facilitate an orderly transition and to assist in certain pending transactions, and (c) refrain from competition with the Company and abide by certain other restrictive covenants, and Recovery has agreed to provide the payments and other consideration specified herein.

                NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Recovery and Parker, the Parties agree as follows:

1.
Retirement. Effective as of the Retirement Date, Parker voluntarily retired and thereby resigned, and Recovery accepted such resignation, from all his positions as director, officer and employee of Recovery and any of its subsidiaries, including his positions of Chairman and CEO of Recovery.

2.
Consideration. Recovery agrees to (a) pay Parker fifty-two (52) weeks of continued base salary, at the rate in effect as of the Retirement Date, less all applicable state and federal tax withholdings and other lawful deductions, the first installment of which will be payable the Company’s first regular payroll date following the Effective Date (defined below) and to continue on the Company’s regular payroll schedule until fully paid out (the “Cash Consideration”), (b) modify the terms of the Employment Agreement related to the Restricted Stock such that the Restricted Stock shall be subject to the modified vesting requirements and other terms and conditions as set forth in Section 12, and (c) pay Parker the aggregate of any accrued unpaid salary, and 20 days of accrued vacation (the “Accrued Amounts”). For the avoidance of doubt, Parker acknowledges and agrees to Recovery’s compliance with the writs of garnishment received by Recovery from Tracinda Corporation in connection with certain proceedings before the District Court of the City and County of Denver and understands that, pursuant to such writs and/or court orders related thereto, Recovery may be required to deliver some or all of the consideration contemplated by this Agreement to Tracinda Corporation or its attorneys.

3.
Benefits. If Parker timely elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will directly pay, or reimburse Parker for, the COBRA premiums for Parker and his covered dependents during the period commencing on the Retirement Date and ending upon the earliest of (a) twelve (12) months from the Retirement Date, (b) the date that Parker and/or his covered dependents become no longer eligible for COBRA or (c) the date Parker and his covered dependents become eligible to receive healthcare coverage from Parker’s subsequent employer.

4.
Cooperation. Parker agrees to make himself reasonably available for assistance not less than ten (10) hours per week as requested by Recovery’s Board of Directors for the period beginning on the Retirement Date and ending twelve (12) months from the Effective Date (the “Term”). The actual dates and time of availability shall be as the Parties mutually agree in good faith. It is the intent of both Parker and Recovery that Parker’s employment with Recovery and its subsidiaries terminated as of the Retirement Date, and that the assistance shall not constitute a continuation of his employment.  Other than the consideration set forth in this Agreement, Parker shall not be entitled to any form of payment or benefits in exchange for the assistance provided by Parker under this Section 4.

5.
Other Business and Activities. From and after the Retirement Date, and notwithstanding the consulting services to be provided hereunder but subject to the limitations contained in Section 11, Parker shall be free to pursue any other business and activities in any industry. It is expressly acknowledged and agreed that, except as set forth in Section 10, Parker shall hereafter have no duty to present any potential transactions to Recovery or to disclose any other business information to which he may be privy.

6.
Parker’s Relinquishment of Rights. It is expressly acknowledged and agreed that, subject to the actual receipt by Parker of the consideration to be delivered pursuant to Sections 2 and 3 above and in exchange for such consideration, Parker shall relinquish, waive, and forfeit (a) all rights he may have under the Employment Agreement and (b) any and all rights or claims he may have to any other salary, bonus or other compensation.

7.	General Release.

(a)
Parker, for himself, and Recovery, for itself, and each Party for its respective affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the other Party and its respective predecessors, successors, parents, subsidiaries, affiliates and assigns and each of its respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the date Parker became a director of Recovery through the Effective Date (as defined below), except as set forth in subparagraphs (b) and Section 8 below (the “Released Claims”).

(b)
The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Parker’s employment with Recovery and the termination thereof, (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties and claims under any severance plan, except as provided in this Agreement, (iv) any stock or stock option grant, agreement, or plan, except as provided in this Agreement, (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Parker under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, including but not limited to claims for breach of contract, defamation, or emotional distress, (vii) taxes, penalties, or interest assessed against vested or unvested compensation paid, provided, or granted to Parker by the Company, including all such claims that may arise based on the application of Code Section 409A, and (viii) any claim which was or could have been raised; provided, notwithstanding anything to the contrary in this Agreement, the “Released Claims” shall not include rights under this Agreement, COBRA, any 401(k) plan or matters arising out of or in connection with claims by governmental authorities or self-regulatory organizations involving actual or potential violations of the securities laws, rules or regulations applicable to Recovery or Parker’s rights with respect to royalties, overriding royalty interests, working interests or any similar oil, gas or mineral interests he owns or hereinafter acquires.

8.
Indemnity. The Parties specifically agree that notwithstanding anything herein to the contrary, nothing in this Agreement alters, modifies or amends Parker’s rights to indemnification as set out in Recovery’s Certificate of Incorporation or Bylaws or the Nevada Corporation Law. The Company further agrees that if Parker is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Parker was a trustee, director or officer of the Company or any predecessor to the Company or any of their affiliates or served at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Parker shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Parker in connection therewith, and such indemnification shall inure to the benefit of his heirs, executors and administrators.

(a)
Expenses. As used in this Section 8, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(b)
Enforcement. If a claim or request under this Section 8 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, Parker may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Parker shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Nevada law.

(c)
Advances of Expenses. Expenses incurred by Parker in connection with any Proceeding shall be paid by the Company in advance upon request of Parker that the Company pay such Expenses, but only in the event that Parker shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Parker is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

9.	Representations and Warranties. Each of Parker and Recovery (except as to subparagraphs (c), (e), (f) and (g) below), severally and not jointly, warrants and represents as follows:

(a)	He or it has read this Agreement and agrees to the conditions and obligations set forth in it.

(b)
He or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other or any of its officers, directors, employees, agents and attorneys.

(c)
Parker has no knowledge of the existence of any lawsuit, charge or proceeding against Recovery or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released.

(d)
He or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action. This Agreement constitutes the legal, valid, and binding obligation of each Party.

(e)
Parker admits, acknowledges, and agrees that, other than the consideration set forth in this Agreement, Parker has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change in control benefits, severance benefits, deferred compensation, or other benefits from Recovery, which are or could be due to Parker under the terms of Parker’s employment or otherwise.  Parker admits, acknowledges, and agrees that he is not otherwise entitled to the consideration set forth in this Agreement.

(f)
Applicable law provides that Parker shall have at least 21 days to consider this Agreement. In the event that Parker executes this Agreement prior to the 21st day after receipt of it, Parker expressly intends such execution as a waiver of any rights Parker has to review the Agreement for the full 21 days. In such event, Parker represents that such waiver is voluntary and made without any pressure, representations or incentives from Recovery for such early execution.

(g)
Parker understands that this Agreement waives and releases any claims Parker may have under the Age Discrimination in Employment Act. Parker may revoke this Agreement for 7 calendar days following its execution, and this Agreement shall not become enforceable and effective against Parker or Recovery until 7 calendar days after such execution (the “Effective Date”). If Parker chooses to revoke this Agreement, Parker must provide written notice to Recovery within 7 calendar days of Parker’s execution of this Agreement. If Parker does not revoke within the 7-day period, the right to revoke is lost.

10.	Non-Disparagement.

(a)
Parker agrees not to make to any person any statement that disparages the Company or its directors, officers, employees or affiliates or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, subsidiaries, officers, directors, employees or affiliates.

(b)
Recovery agrees not to make to any person any statement that disparages Parker or reflects negatively upon Parker, including, without limitation, statements regarding Parker’s financial condition, business practices, performance while at Recovery or otherwise.

11.	Non-Compete; Non-Solicitation. During the Term, Parker shall not, directly or indirectly through another person or entity, except on behalf of the Company or an affiliate of the Company:

(a)
engage in any investment or business opportunity in the oil and gas exploration and production industry in the Denver-Julesburg Basin in Colorado, Nebraska or Wyoming that would reasonably be considered by Recovery to be related to or competitive with the business of Recovery;

(b)	disclose any information regarding the Company or its business to the extent such information is not generally available to the public;

(c)
induce or attempt to induce any employees of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company (or such affiliate) and its employees; or

(d)
solicit any person who is or was an employee or consultant of the Company or any affiliate of the Company until three months after such individual’s employment or consulting relationship with the Company or such affiliate has been terminated.

The Parties recognize that the performance of the obligations under this Section 11 by Parker is special, unique and extraordinary in character, and that in the event of a violation, contravention, breach or threatened breach by Parker of the terms and conditions of this Section 11, the Company shall be entitled to seek the specific performance thereof by Parker.  The right of the Company to specific performance is in addition to any and all other remedies available to it and will not prevent the Company from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it, including the recovery of monetary damages.

12.	Restricted Stock.

(a)
Subject to Parker’s continued compliance in all material respects with the terms and conditions set forth herein, including, without limitation, the provisions described in subsection (c) below, half of the Restricted Stock shall vest on the date that is six months after the Retirement Date and the other half shall vest on the date that is one year after the Retirement Date (as applicable, the “Vesting Date”).   Unvested shares of Restricted Stock may not be voluntarily transferred or assigned by Parker.

(b)
In the event Parker fails to perform his obligations hereunder in all material respects, including, without limitation, by agreeing to the provisions described in subsection (c) below, Parker shall, upon receipt of notice of such breach in writing from the Company and an adequate opportunity to cure, immediately forfeit any and all shares of Restricted Stock granted under this Agreement that have not vested (or do not vest) on or prior to the date of such breach, and Parker’s rights in any such Restricted Stock that are not so vested shall lapse and expire. For the avoidance of doubt, this Section 12(b) shall apply to all shares of Restricted Stock granted under this Agreement, whether held by Parker or his assigns or transferees.

(c)	Notwithstanding any other provision of this Agreement:

(i)
Prior to and as a condition of the vesting of any shares of Restricted Stock, Parker shall be required to make arrangements satisfactory to the Company (in the Company’s sole and absolute discretion) to satisfy all applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any compensatory taxable event arising with respect to the Restricted Stock. The Company may, in its sole and absolute discretion applied at the time such withholding is due, permit Parker to make such payment in one or more of the forms specified below:

a.	by cash or check made payable to the Company;

b.	by the deduction of such amount from other amounts payable to Parker;

c.
with respect to any withholding taxes arising as a result of the vesting or settlement of the Restricted Stock, by requesting that the Company withhold a net number of vested shares of Restricted Stock having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

d.
with respect to any withholding taxes arising as a result of the vesting or settlement of the Restricted Stock, by tendering vested shares of Company common stock having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

e.	by arranging for a broker’s transaction pursuant to Section 1.4(c), below; or

f.	in any combination of the foregoing.

For the avoidance of doubt, failure by Parker to provide for payment of any and all tax withholding obligations satisfactory to the Company with respect to any shares of Restricted Stock may result, at the sole discretion of the Company, in forfeiture by Parker of such Restricted Stock.

(ii)
With respect to any withholding taxes arising as a result of the vesting or settlement of the Restricted Stock, in the event Parker fails to provide timely payment of all sums required pursuant to Section 12(c)(i), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Parker to satisfy all or any portion of Parker’s required payment obligation pursuant to Section 12(i)(b) or Section 12(i)(c) above, or any combination of the foregoing as the Company may determine to be appropriate.

(iii)
In the event Parker’s tax withholding obligation will be satisfied under Section 12(c)(i)(e) above, then Parker shall deliver to the Company a true and correct copy of irrevocable instructions (in a form satisfactory to the Company in its sole discretion) issued to any brokerage firm determined acceptable to the Company for such purpose, directing the brokerage firm to sell on Parker’s behalf a whole number of shares of Restricted Stock as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Parker’s tax withholding obligation and to deliver such proceeds directly to the Company. Any Restricted Stock to be sold  through a broker-assisted sale will be sold on the day the tax withholding obligation arises (i.e., the date Shares are delivered) or as soon thereafter as practicable. Parker will be responsible for all broker’s fees and other costs of sale, and Parker agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale delivered to the Company exceed Parker’s tax withholding obligation, the Company agrees to pay such excess in cash to Parker as soon as practicable. Parker acknowledges that there shall be no obligation to sell shares of Restricted Stock at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Parker’s tax withholding obligation.

(iv)
Parker is ultimately liable and responsible for all taxes owed in connection with the Restricted Stock, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock. Neither the Company nor any of the Company’s directors or officers makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Restricted Stock. The Company does not commit and is under no obligation to structure the Restricted Stock to reduce or eliminate Parker’s tax liability. Notwithstanding anything to the contrary set forth in this Agreement, Parker hereby agrees to indemnify and hold harmless the Company and its directors, officers and employees for any and all liability and/or other costs incurred by the Company or such directors, officers or employees in connection with any withholding taxes and any penalties and interest required to be remitted in connection with the taxation of the Restricted Stock.

(d)
For the avoidance of doubt, the Parties agree that none of the Restricted Stock has vested as of the date of this Agreement, nor shall such shares of Restricted Stock be treated by either Party for any purpose as having vested on any date prior to the Vesting Dates provided herein.

13.
Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT HE OR IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.
Section 409A. It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code and this Agreement shall be interpreted accordingly.  To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Parker the economic benefits described herein in a manner that does not result in such tax being imposed.  Each payment or benefit made pursuant to this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A and each payment made in installments shall be treated as a series of separate payments for purposes of Code Section 409A, to the extent permitted under applicable law.  In addition, payments or benefits pursuant to this Agreement shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as exempt reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.  The parties agree and acknowledge that Parker incurred a “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder, on the Retirement Date, and that Parker’s provision of continued services pursuant to Section 4 above shall not result in Parker failing to incur a “separation from service” on his Retirement Date.  If any payment made hereunder within 6 months of the Retirement Date constitutes deferred compensation that would otherwise be subject to the additional tax imposed pursuant to Section 409A of the Code as a result of Parker’s status as a specified employee, then such payment shall instead be payable on the date that is five (5) days following the earliest to occur of (i) 6 months after Parker’s “separation from service,” or (ii) Parker’s death.  All taxable reimbursements provided hereunder that are deferred compensation subject to the requirements of Code Section 409A shall be made not later than the calendar year following the calendar year in which the expense was incurred.   Any such taxable reimbursements or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

15.	Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor to Recovery or Parker.

16.
Restricted Assignment. Except as expressly provided in Section 15, neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.

17.
Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties. Under no circumstance shall this Agreement be amended such that shares of Restricted Stock remain subject to vesting restrictions for more than twelve (12) months following the Effective Date.

18.
Entire Agreement. This Agreement contains the Parties’ entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding such subject matter (except as reserved herein). The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

19.
Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address set forth as follows:

If to Parker,

Roger A. Parker
9 Cherry Hills Park Drive
Cherry Hills Village, CO 80113

If to Recovery,

Recovery Energy, Inc.
Attention: A. Bradley Gabbard
1515 Wynkoop St., Suite 20
Denver, CO 80202

With a copy to:

Davis Graham & Stubbs LLP
Attention: Ron Levine
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202

Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal). Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

20.
Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law. Should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

21.
Title and Headings; Construction. Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

22.
Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute shall be exclusively in Denver, Colorado.

23.
Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

 [Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

PARKER:

Signature:	/s/ Roger A. Parker
Name: Roger A. Parker

RECOVERY:
Recovery Energy, Inc., a Nevada corporation

By:	/s/ A. Bradley Gabbard
Its: President & Chief Financial Officer
Name: A. Bradley Gabbard